Exhibit 99.1

Stephen Blake	Tamera Drake
Treasurer	Marketing Communications Manager
AMI Semiconductor	AMI Semiconductor
208-234-6077	208-234-6890
stephen_blake@amis.com	tamera_drake@amis.com

AMI Semiconductor Announces Receipt of 99.8% of Its 10 3/4% Senior
Subordinated Notes Due 2013 Through a Tender Offer and Consent
Solicitation

POCATELLO, Idaho – March 23, 2005 – AMI Semiconductor, Inc. (the “Company”), a wholly-owned subsidiary of AMIS Holdings, Inc. (Nasdaq:AMIS), today announced that it has been tendered 99.8% of the $130 million aggregate principal amount outstanding of its 10 3/4% Senior Subordinated Notes due 2013 (CUSIP Number: 001720-AC5) (the “Notes”) that have been sought through a cash tender offer previously announced on March 2, 2005, as amended by a press release dated March 16, 2005. As part of the tender offer, the Company also received consents from holders of the Notes for certain proposed amendments that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes. The consents received are sufficient to amend the indenture governing the Notes.

Noteholders who provided consents to the proposed amendments will receive a consent payment of $30.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provided their consents on or prior to 5:00 p.m., New York City time, on March 23, 2005 (the “Consent Date”). Notes tendered at or prior to the Consent Date may no longer be withdrawn and the related consents may not be revoked. Holders who tender their Notes after March 23, 2005 will not receive the consent payment. Holders who properly tender also will be paid accrued and unpaid interest, if any, up to, but not including, the Payment Date.

The Company’s obligation to accept for purchase any Notes validly tendered pursuant to the tender offer and its obligation to make consent payments for consents validly delivered on or prior to the Consent Date are conditioned upon satisfaction or waiver of various conditions. These conditions include, but are not limited to, the Company entering into a new senior secured credit facility and receipt of the proceeds thereunder to fund a portion of the amount necessary to pay the total consideration. The entering into a new senior secured credit facility, and the terms thereof, are subject to the negotiation and execution of definitive documents and various customary conditions. In the event that the tender offer and the consent solicitation are withdrawn or otherwise not completed, the tender offer consideration and the consent payment will not be paid or become payable to holders of the Notes who have tendered their notes and delivered consents.

     The Expiration Date is 11:59 p.m., New York City time, on April 6, 2005, unless further extended or terminated. The Total Consideration for each $1,000 principal amount of the Notes tendered by the Consent Date is $1,214.45 (which includes a Consent Payment of $30.00 per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer by the Consent Date). The Tender Offer Consideration for each $1,000 principal amount of the Notes tendered by the Expiration Date is $1,184.45. In addition, the Company currently expects (i) to set a Payment Date of April 1, 2005 for (a) the Notes tendered in the tender offer by 5:00 p.m., New York City time, on March 31, 2005 and (b) the consents delivered pursuant to the solicitation prior to the Consent Date and (ii) to set a Payment Date of April 7,

AMI Semiconductor, Inc.

www.amis.com

2005 for Notes tendered in the tender offer thereafter but before 11:59 p.m., New York City time, on April 6, 2005. The tender offer consideration was determined based on a yield to maturity of 3.912% on the 3.375% U.S. Treasury Note due February 15, 2008 (the “Reference Security”) plus 50 basis points, resulting in a Tender Offer Yield of 4.412%.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any Notes. The full terms of the tender offer and the consent solicitation are set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated March 2, 2005, and in the related Consent and Letter of Transmittal, each of which was amended by the Company’s press release dated March 16, 2005. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase and Consent Solicitation Statement.

Credit Suisse First Boston LLC (“CSFB”) is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to CSFB at 800-820-1653 (Toll Free) or 212-325-3784. Requests for documents should be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer and consent solicitation, at 105 Madison Avenue, New York, NY 10016, 800-322-2885 (Toll Free).

About AMI Semiconductor

AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region. For additional information, please visit www.amis.com.

This news release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “target,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. These statements are only predictions and speak only as of the date of this release. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry risks associated with international operations, the other factors identified under “Factors that May Affect Our Business and Future Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other risks and uncertainties indicated from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this news release will in fact occur. We do not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.